EXHIBIT 99
NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

Steven D. Albright	Fred A. Nielson
Chief Financial Officer	Investor Relations
(636) 733-1305	(636) 733-1314

RELIV INTERNATIONAL, INC. REPORTS INCREASES
IN NET SALES AND NET INCOME IN THE THIRD QUARTER

FOR IMMEDIATE RELEASE

CHESTERFIELD, Mo., Nov. 1, 2006 - Reliv International, Inc. (NASDAQ:RELV), a developer, manufacturer and marketer of proprietary nutritional supplements, today reported a 4.3 percent increase in net sales and an 8.1 percent increase in net income for the third quarter of 2006 compared to the same period last year.

Net sales were $29.8 million for the third quarter, compared to $28.6 million in the year-ago quarter. Net income rose to $1.80 million or $0.11 diluted earnings per share, compared to net income of $1.67 million or $0.10 diluted earnings per share in the third quarter of 2005.

Through the first nine months of 2006, net sales were $88.8 million, up 3.2 percent over net sales of $86.1 million during the same period last year. Net income was $5.87 million or $0.35 diluted earnings per share, compared to $5.71 million or $0.35 diluted earnings per share in the same period in 2005.

“We said we expected to return to growth in net sales and net income after the second quarter, and we’re pleased we accomplished that objective,” said Robert L. Montgomery, chairman, president and chief executive officer. “Our goal is to return to double-digit growth,” he added.

“A key to stronger growth will be increases in numbers of new distributors. We are starting to see results from our ‘Mega Bonus’ program, which is designed to award those that are moving volume through their organizations by sponsoring new distributors and bringing in new customers,” Montgomery said.

“The number of distributors was up slightly compared with the second quarter of 2006. In fact, the third quarter represented the best quarter of the year for signups of new distributors, companywide and in the United States,” Montgomery said. “Factors in that growth included the Mega Bonus program and momentum from our International Conference, held in July,” he added.

To continue building momentum, in October Reliv held a successful regional leadership conference for distributors in Chicago and is scheduled to hold another distributor conference in Santa Clara, Calif., this month.

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Reliv Third-Quarter Results
ADD ONE

For the second quarter in a row, the company’s international markets continued to move in the right direction. Sales were up 9.6 percent compared to the third quarter of 2005, and Reliv reported sales growth in five of its seven international regions.

Australia/New Zealand, which reported a 44 percent increase in the third quarter 2006, and the United Kingdom/Ireland, which recorded a 35 percent rise, led the international growth.

“The decision to invest more senior management time in international markets continues to pay off,” Montgomery said. “We’re optimistic that we’ll continue to see improvements in international operations.”

Montgomery added, “We are well positioned in the wellness and the network marketing industries, both of which are growing. We offer distributors an outstanding business opportunity combined with a disciplined system proven to help distributors build their businesses. In addition, Reliv makes nutrition simple with proprietary products that are effective, easy to use and affordable,” he said.

Reliv will host a conference call to discuss the third-quarter 2006 earnings with investors at 1:00 p.m. Eastern Time on Nov. 1, 2006. The dial-in number for investors is 800-659-1942. The participant passcode is 35128817. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 98970052. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

Reliv International, Inc., based in suburban St. Louis, Mo., develops, manufactures and markets a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv sells its products through an international network marketing system of approximately 65,000 independent distributors. Reliv International's common stock trades on NASDAQ under the symbol RELV. Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.

Factors that could cause actual results to differ are identified in the public filings made by Reliv’ with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Reliv’s web site, www.reliv.com.

-- FINANCIAL HIGHLIGHTS FOLLOW --

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets

	September 30	December 31
	2006	2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$13,160,538	$5,653,594
Short-term investments	5,000,000	—
Accounts and notes receivable, less allowances of
$6,200 in 2006 and $39,700 in 2005	786,385	775,623
Accounts due from employees and distributors	99,371	152,760
Inventories
Finished goods	2,409,785	3,569,449
Raw materials	1,308,449	1,441,107
Sales aids and promotional materials	765,529	573,900
Total inventories	4,483,763	5,584,456

Refundable income taxes	389,192	—
Prepaid expenses and other current assets	1,047,671	1,240,138
Deferred income taxes	438,430	452,430
Total current assets	25,405,350	13,859,001

Other assets	2,549,590	1,626,330
Accounts due from employees and distributors	381,870	355,651

Net property, plant and equipment	9,606,695	10,140,441
Total Assets	$37,943,505	$25,981,423

Liabilities and Stockholders' Equity

Total current liabilities	$9,261,426	$9,895,260
Total non-current liabilities	961,648	3,521,335
Stockholders' equity	27,720,431	12,564,828
Total Liabilities and Stockholders' Equity	$37,943,505	$25,981,423

Consolidated Statements of Income
	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$26,779,859	$25,657,349	$79,812,178	$77,416,348
Handling & freight income	2,999,544	2,898,083	9,011,644	8,664,267

Net Sales	29,779,403	28,555,432	88,823,822	86,080,615

Costs and expenses:
Cost of products sold	4,951,293	4,873,785	14,756,297	14,528,561
Distributor royalties and commissions	11,923,943	11,416,814	35,707,259	34,507,541
Selling, general and administrative	10,211,813	9,466,159	29,163,430	27,619,467
Total Costs and Expenses	27,087,049	25,756,758	79,626,986	76,655,569

Income from operations	2,692,354	2,798,674	9,196,836	9,425,046

Other income (expense):
Interest income	197,998	40,647	480,120	190,183
Interest expense	(1,961)	(59,776)	(47,428)	(262,443)
Other income (expense)	83,720	(75,109)	182,239	(26,187)

Income before income taxes	2,972,111	2,704,436	9,811,767	9,326,599
Provision for income taxes	1,168,000	1,036,000	3,937,000	3,616,000
Net Income	$1,804,111	$1,668,436	$5,874,767	$5,710,599

Earnings per common share - Basic	$0.11	$0.11	$0.36	$0.36
Weighted average shares	16,919,000	15,539,000	16,390,000	15,988,000

Earnings per common share - Diluted	$0.11	$0.10	$0.35	$0.35
Weighted average shares	17,050,000	15,978,000	16,712,000	16,551,000

Cash dividends declared per common share	$—	$—	$0.050	$0.035

Reliv International, Inc. and Subsidiaries
ADD THREE

Net sales by Market
(in thousands)

	Three months ended September 30,				Change From
	2006		2005		Prior Year
	$	% of sales	$	% of sales	Amount	%

United States	26,784	89.9%	25,823	90.4%	961	3.7%
Australia/New Zealand	701	2.4%	486	1.7%	215	44.2%
Canada	414	1.4%	383	1.3%	31	8.1%
Mexico	367	1.2%	402	1.4%	(35)	-8.7%
United Kingdom/Ireland	323	1.1%	240	0.8%	83	34.6%
Philippines	594	2.0%	526	1.8%	68	12.9%
Malaysia/Singapore	382	1.3%	577	2.0%	(195)	-33.8%
Germany	214	0.7%	118	0.4%	96	81.4%
Consolidated Total	29,779	100.0%	28,555	100.0%	1,224	4.3%

Net sales by Market
(in thousands)

	Nine months ended September 30,				Change From
	2006		2005		Prior Year
	$	% of sales	$	% of sales	Amount	%

United States	80,376	90.5%	77,881	90.5%	2,495	3.2%
Australia/New Zealand	1,855	2.1%	1,567	1.8%	288	18.4%
Canada	1,234	1.4%	1,290	1.5%	(56)	-4.3%
Mexico	1,011	1.1%	1,237	1.4%	(226)	-18.3%
United Kingdom/Ireland	915	1.0%	642	0.7%	273	42.5%
Philippines	1,602	1.8%	1,807	2.1%	(205)	-11.3%
Malaysia/Singapore	1,297	1.5%	1,539	1.8%	(242)	-15.7%
Germany	534	0.6%	118	0.1%	416	352.5%
Consolidated Total	88,824	100.0%	86,081	100.0%	2,743	3.2%

The following table sets forth, as of September 30, 2006 and 2005, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2006		As of 9/30/2005		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	52,760	15,660	51,470	14,560	2.5%	7.6%
Australia/New Zealand	2,420	270	2,570	240	-5.8%	12.5%
Canada	1,170	180	1,270	200	-7.9%	-10.0%
Mexico	1,130	220	4,020	380	-71.9%	-42.1%
United Kingdom/Ireland	910	150	640	90	42.2%	66.7%
Philippines	3,360	350	4,930	520	-31.8%	-32.7%
Malaysia/Singapore	2,750	380	3,430	620	-19.8%	-38.7%
Germany	320	110	70	30	357.1%	266.7%
Consolidated total	64,820	17,320	68,400	16,640	-5.2%	4.1%

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